Filed pursuant to Rule 433

Registration Statement No. 333-268155

January 23, 2025

€1,000,000,000 3.625% Global Bonds due 2032

Final Term Sheet

Issuer	Republic of the Philippines

Issue currency	Euro

Amount issued	€1,000,000,000

Security type	Senior Unsecured Bonds

Coupon	3.625%

Interest Payment dates	February 4

Maturity date	February 4, 2032

ISIN	XS2985434948

Common Code	298543494

Public Offering Price	99.636%

Proceeds before expenses	€995,860,000

Settlement date	February 4, 2025

Reference benchmark	7-year Euro Mid Swap

Benchmark yield	2.435%

Re-offer spread over benchmark	125 bps

Re-offer yield	3.685%

Denominations	€100k/1k

Day count	Actual/Actual (ICMA)

Joint Lead Managers and Joint Bookrunners	Citigroup Global Markets Inc., Goldman Sachs (Asia) L.L.C., The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities plc, Morgan Stanley & Co. LLC, Standard Chartered Bank and UBS AG Hong Kong Branch

Settlement and Delivery	The Republic expects that delivery of the global bonds will be made against payment therefor on or about the settlement date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade global bonds prior to delivery of the global bonds will be required, by virtue of the fact that the global bonds initially will settle on a basis longer than the next business day, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by contacting The Hongkong and Shanghai Banking Corporation Limited by calling +1-866-811-8049.

The prospectus can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1030717/000119312525010793/d895783d424b3.htm

MiFID II professionals/ECPs-only – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels).

UK MiFIR professionals/ECPs-only – Manufacturer target market (UK MIFIR product governance) is eligible counterparties and professional clients only (all distribution channels).